Exhibit 99.1

VASCO Reports Results for Third Quarter and First Nine Months of 2008.

Revenue for the third quarter 2008 was $39.7 million, an increase of 32% over third quarter 2007; Operating income was $11.4 million, an increase of 39% over third quarter 2007. Both revenue and operating income were the highest in the Company’s history. VASCO reaffirms its full-year 2008 guidance; Financial results for the third quarter of 2008 to be discussed on conference call today at 10:00 a.m. E.D.T.

OAKBROOK TERRACE, IL., and ZURICH, Switzerland, October 23, 2008 - VASCO Data Security International, Inc. (Nasdaq: VDSI) (www.vasco.com) today reported financial results for the third quarter and nine months ended September 30, 2008.

Revenue for the third quarter of 2008 increased 32% to $39.7 million from $30.0 million for the third quarter of 2007, and for the first nine months of 2008, increased 17% to $104.0 million from $88.8 million for the first nine months of 2007.

Net income for the third quarter of 2008 was $9.1 million, or $0.24 per diluted share, an increase of $3.2 million, or 55%, from $5.9 million, or $0.15 per diluted share, for the comparable period in 2007. Net income for the first nine months of 2008 was $21.5 million, or $0.56 per diluted share, an increase of $3.8 million, or 21%, from $17.7 million, or $0.46 per diluted share, for the comparable period in 2007.

Other Financial Highlights:

•

Gross profit was $27.8 million, or 70% of revenue, for the third quarter of 2008 and $73.3 million, or 70% of revenue, for the first nine months of 2008. Gross profit was $20.0 million, or 67% of revenue for the third quarter of 2007 and $58.2 million, or 66% of revenue, for the first nine months of 2007.

•

Operating expenses for the third quarter and first nine months of 2008 were $16.4 million and $47.0 million, respectively, an increase of $4.7 million, or 40%, from $11.7 million reported for the third quarter of 2007 and an increase of $13.3 million, or 40%, from $33.6 million reported for the first nine months of 2007. Operating expenses for the third quarter and first nine months of 2008 included $0.8 million and $2.3 million, respectively, related to stock-based incentives.

•

Operating income for the third quarter and first nine months of 2008 was $11.4 million and $26.3 million, respectively, an increase of $3.2 million, or 39%, from $8.3 million reported for the third quarter of 2007 and an increase of $1.7 million, or 7%, from $24.6 million reported for the first nine months of 2007. Operating income, as a percentage of revenue, for the third quarter and first nine months of 2008 was 29% and 25%, respectively, compared to 28% for both of the comparable periods in 2007.

•

Earnings before interest, taxes, depreciation and amortization was $11.5 million and $28.4 million for the third quarter and first nine months of 2008, respectively, an increase of 31% from $8.7 million reported for the third quarter of 2007 and an increase of 7% from $26.5 million reported for the first nine months of 2007.

•	Total cash balances at September 30, 2008 totaled $50.7 million compared to $42.1 million and $38.8 million at June 30, 2008 and December 31, 2007, respectively.

Operational and Other Highlights:

•

VASCO won 365 new customers in Q3 2008 (62 new banks and 303 new enterprise security customers). For the first nine months of 2008, VASCO won 1,472 new customers (212 banks and 1,260 enterprise security customers).

•	VASCO launches new EMEA + LAM Enterprise Security Partner Program to maximize Enterprise

•	VASCO launches Digipass Go 7 Strong User Authentication

•	VASCO makes Digipass 810 available to Asian markets

•	VASCO launches aXsGUARD survey for July 2008

•	Encore Payment Systems (U.S.) secures remote access with DIGIPASS GO 3 and VACMAN Middleware

•	WhiteGold to distribute VASCO in Australia

•	VASCO launches Japanese version of website

Guidance for full-year 2008:

VASCO reaffirmed its full-year 2008 guidance provided at the end of the second quarter, as follows:

•	Revenue growth is projected to be 15% to 25% for the full-year 2008 over full-year 2007,

•	Gross margin as a percentage of revenue for full-year 2008 is projected to be in the range of 60% to 68%, and

•	Operating margin as a percentage of revenue for full-year 2008 is projected to be in the range of 20% to 25%.

“We were pleased to see that the strong order flow that we experienced at the end of the second quarter continued in the third quarter,” stated T. Kendall Hunt, Chairman & CEO. “Given the strong order flow, we continue to be cautiously optimistic in spite of the turmoil in the financial markets and we are, therefore, reaffirming the guidance for the full-year 2008 that we gave at the end of the second quarter. Even though the banking industry is going through a period of major change, our products continue to be very well positioned to help banks reduce their costs, extend their brand into the hands of their customers and reduce fraud by providing their customers with secure access to their accounts.”

“The results for the third quarter were consistent with our belief that our growth over 2007 would be stronger in the second half of 2008 than in the first half of the year,” said Jan Valcke, VASCO’s President and COO. “While we expect that there may be some changes in the timing of orders from banks that have experienced major changes in their ownership, we believe that the overall demand for our products will continue to grow as the number of customers using the internet to access their accounts grows. Given the strength of our products, we also expect that the changes in ownership will create new opportunities for us to present our products’ benefits to many individuals that have not worked with us previously.”

Cliff Bown, Executive Vice President and CFO added, “The continued strong operating performance has resulted in a continued strengthening of our balance sheet. Our net cash balance increased $8.6 million, or 21%, and our working capital increased $6.9 million, or 10%, from June 30, 2008 to September 30, 2008. Days Sales Outstanding (DSO) in net accounts receivable decreased to approximately 69 days at September 30, 2008 from 83 days and 76 days at June 30, 2008 and December 31, 2007, respectively.”

Conference Call Details

In conjunction with this announcement, VASCO Data Security International, Inc. will host a conference call today, October 23rd, at 10:00 a.m. EDT - 16:00h CET. During the Conference Call, Mr. Ken Hunt, CEO, Mr. Jan Valcke, President and COO, and Mr. Cliff Bown, CFO, will discuss VASCO’s results for the third quarter 2008.

To participate in this Conference Call, please dial one of the following numbers:

Dial-in US: 800-732-5617

Dial-In International: +1 212-231-2904

Reservation Access Number: 21396337

The Conference Call is also available in listen-only mode on www.vasco.com. Please log on 15 minutes before the start of the Conference Call in order to download and install any necessary software. The recorded version of the Conference Call will be available on the VASCO website 24 hours a day.

VASCO Data Security International, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Net revenue	$39,705	$29,977	$104,042	$88,824

Cost of goods sold	11,866	10,009	30,761	30,639

Gross profit	27,839	19,968	73,281	58,185

Operating costs:
Sales and marketing	8,878	6,246	25,615	18,995
Research and development	3,056	2,553	8,712	6,552
General and administrative	4,344	2,666	12,109	7,302
Amortization of purchased intangible assets	122	250	518	761

Total operating costs	16,400	11,715	46,954	33,610

Operating income	11,439	8,253	26,327	24,575

Interest income, net	227	192	761	330
Other income (expense), net	(789)	(289)	(571)	(334)

Income before income taxes	10,877	8,156	26,517	24,571
Provision for income taxes	1,754	2,284	5,038	6,880

Net income	$9,123	$5,872	$21,479	$17,691

Net income per share:
Basic	$0.25	$0.16	$0.58	$0.48
Diluted	$0.24	$0.15	$0.56	$0.46

Weighted average common shares outstanding:
Basic	37,173	37,013	37,138	36,820

Diluted	38,204	38,387	38,236	38,207

VASCO Data Security International, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2008	December 31, 2007
	(unaudited)
ASSETS
Current assets:
Cash and equivalents	$50,695	$38,833
Accounts receivable, net of allowance for doubtful accounts	29,993	25,721
Inventories	10,899	7,076
Prepaid expenses	1,653	1,712
Foreign sales tax receivable	8,790	4,919
Deferred income taxes	207	476
Other current assets	221	180

Total current assets	102,458	78,917
Property and equipment, net	3,068	2,140
Goodwill, net of accummulated amortization	14,053	14,319
Intangible assets, net of accumulated amortization	1,871	2,295
Other assets, net of accumulated amortization	3,234	3,005

Total assets	$124,684	$100,676

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	6,420	7,757
Deferred revenue	5,649	5,608
Accrued wages and payroll taxes	6,273	5,330
Income taxes payable	4,942	4,008
Other accrued expenses	4,068	3,776
Current deferred compensation	1,331	—

Total current liabilities	28,683	26,479

Deferred warranty	247	309
Accrued compensation	1,030	1,281
Deferred revenue	929	457
Deferred tax liability	498	611

Total liabilities	31,387	29,137

Stockholders’ equity:
Common stock	37	37
Additional paid-in capital	66,278	64,734
Accumulated income	22,044	565
Accumulated other comprehensive income	4,938	6,203

Total stockholders’ equity	93,297	71,539

Total liabilities and stockholders’ equity	$124,684	$100,676

Reconciliation of Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) to net income:

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
	(in thousands, unaudited)		(in thousands, unaudited)
EBITDA	$11,474	$8,743	$28,392	$26,504

Interest income, net	227	192	761	330
Provision for income taxes	(1,754)	(2,284)	(5,038)	(6,880)
Depreciation and amortization	(824)	(779)	(2,636)	(2,263)

Net income	$9,123	$5,872	$21,479	$17,691

EBITDA is a non-GAAP financial measure within the meaning of applicable U.S. Securities and Exchange Commission rules and regulations. We use EBITDA as a measure of performance, a simplified tool for use in communicating our performance to investors and analysts and for comparisons to other companies within our industry. As a performance measure, we believe that EBITDA presents a view of our operating results that is most closely related to serving our customers. By excluding interest, taxes, depreciation and amortization we are able to evaluate performance without considering decisions that, in most cases, are not directly related to meeting our customers’ requirements and were either made in prior periods (e.g., depreciation and amortization), or deal with the structure or financing of the business (e.g., interest) or reflect the application of regulations that are outside of the control of our management team (e.g., taxes). Similarly, we find that the comparison of our results to those of our competitors is facilitated when we do not need to consider the impact of those items on our competitors’ results.

EBITDA should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with accounting principles generally accepted in the United States. While we believe that EBITDA, as defined above, is useful within the context described above, it is in fact incomplete and not a measure that should be used to evaluate our full performance or our prospects. Such an evaluation needs to consider all of the complexities associated with our business including, but not limited to, how past actions are affecting current results and how they may affect future results, how we have chosen to finance the business and how regulations and the other aforementioned items affect the final amounts that are or will be available to shareholders as a return on their investment. Net income determined in accordance with U.S. GAAP is the most complete measure available today to evaluate all elements of our performance. Similarly, our Consolidated Statement of Cash Flows, which will be filed as part of our annual report on Form 10-K, provides the full accounting for how we have decided to use resources provided to us from our customers, lenders and shareholders.

About VASCO: VASCO is a leading supplier of strong authentication and e-signature solutions and services specializing in Internet Security applications and transactions. VASCO has positioned itself as a global software company for Internet Security serving a customer base of approximately 8,000 companies in more than 100 countries, including more than 1,200 international financial institutions. VASCO’s prime markets are the financial sector, enterprise security, e-commerce and e-government.

Forward Looking Statements

Statements made in this news release that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as “believes,” “anticipates,” “plans,” “expects,” and similar words, is forward-looking, and these statements involve risks and uncertainties and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements.

Reference is made to our public filings with the U.S. Securities and Exchange Commission for further information regarding VASCO and our operations.

For more information contact:

Jochem Binst, +32 2 609 97 40, jbinst@vasco.com